FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES SIGNS

VENEZUELAN CONVERSION CONTRACT

HOUSTON — (September 12, 2007) — Harvest Natural Resources, Inc. (NYSE:HNR) today announced that Harvest and Corporación Venezolana del Petroleo S.A. (CVP) have signed the conversion contract relating to the formation of Petrodelta, S.A. (Petrodelta) in Venezuela. Pursuant to the conversion contract, Harvest Vinccler, S.C.A. (HVSCA), an 80-percent-owned Harvest affiliate, will transfer all of its rights under its operating service agreement and its operating assets to Petrodelta upon the formation of Petrodelta and the receipt of a transfer decree. The transfer decree establishes the right to develop the Uracoa, Tucupita and Bombal fields, operated by HVSCA since 1992, and the Isleño, Temblador and El Salto fields recently assigned to Petrodelta. HNR Finance B.V., an 80-percent-owned Harvest affiliate, will own 40 percent of Petrodelta and CVP, a 100-percent-owned PDVSA affiliate, will own the remaining 60 percent. Petrodelta will operate the fields under a 20-year grant from the Venezuelan government.

Harvest President and Chief Executive Officer, James A. Edmiston, said, “Upon receipt of the transfer decree when signed by President Chavez, the conversion process will be complete. Subsequently, Petrodelta will invoice PDVSA for oil and gas delivered from April 1, 2006 through June 30, 2007. Net of a one-third royalty, estimated revenue for the oil and gas delivered is approximately $275 million. After providing for operating expenses and taxes since April 2006 and providing for working capital to fund future operational and capital costs, we expect Petrodelta to distribute the balance of funds to Harvest and CVP.”

CVP President and PDVSA Director, Eulogio Del Pino, said, “Petrodelta is a key mixed company with substantial growth potential. The addition of the Isleño, Temblador and El Salto fields provides Petrodelta with an asset base to significantly increase production over the next three to four years.”

About Harvest Natural Resources:
Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and business development offices in Russia and the United Kingdom. For more information visit the company’s website at www.harvestnr.com.

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CONTACT:
Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

Cautionary Statement to Investors: “This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2006 Annual Report on Form 10-K and other public filings.”